Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports another $6 Million Quarter

Operating Income Increased 1178%

New Prague, Minnesota – May 10, 2016 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three- and nine-month periods ended March 31, 2016.

Net revenues for the third quarter of fiscal 2016 were $6.04 million, a 32.5% or $1.48 million increase, compared to the third quarter of fiscal 2015. Growth in total net revenues was attributable to strong results in the home care market in which revenue increased by 37.6%, or $1.46 million, compared to the same period of fiscal 2015. Home care sales, which accounted for nearly 89% of revenues, increased due to a higher number of approvals, a higher conversion rate of referrals to approvals, and a higher average selling price from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s SmartVest® products.

The Company reported net income of $.47 million, or $0.06 per basic and diluted share, for the third quarter of fiscal 2016, compared to $0.04 million, or $0.00 per basic and diluted share, for the same period of fiscal 2015. The increase in net income was the result of increased revenue and reductions in manufacturing costs year over year.

Gross margins in the third quarter of fiscal 2016 were 76.7%, up from 69.3% in the third quarter of fiscal 2015. The increase in gross profit percentage and gross profit dollars from $3.16 million to $4.63 million resulted from the increases in domestic home care revenue and the lower manufacturing costs. Operating expenses, which include selling, general and administrative as well as research and development expenses, in the third quarter of fiscal 2016, were $3.89 million, or 64.5% of revenue, compared with $3.10 million, or 68.0% of revenue, in the same period of the prior year. The increase was due to additional employees in the Company’s sales and sales support departments, additional expenses related to sales incentives and bonuses based on higher revenue, consulting fees associated with information technology (IT) improvements and outsourcing certain IT services.

Operating income increased 1177.6% to $.74 million in the third quarter of fiscal 2016, compared with $0.06 million in the same period of fiscal 2015. Net income increased 1194.6%, to $0.48 million in the third quarter of fiscal 2016, driven by higher net revenues and the improved gross margin.

For the nine months ended March 31, 2016, revenue increased 21.7%, to $17.30 million, compared to the same period of fiscal 2015. Gross margins were 77.4%, up from 69.4% in the same period of the prior year, while net income increased to $1.88 million, or $0.23 per basic and diluted share, compared to $0.84 million, or $0.10 per basic and diluted share, in the same period of the prior year.

Electromed, Inc.

Results for the Three-and Nine- Months Ended March 31, 2016

Commenting on the results, Kathleen Skarvan, Electromed’s President and Chief Executive Officer said, “I am very pleased with our third quarter results as we continued to deliver strong revenue growth and increased profitability. Our reimbursement team again excelled at moving referrals received by patients through the reimbursement process. Our sales organization delivered solid referral results and, during the quarter, we announced the addition of an experienced sales leader as John Kowalczyk joined as Vice President of Sales, leading our domestic sales initiatives.”

“In the third quarter, we again delivered improved gross margins which enabled us to drive higher overall profitability. Our net income was fully taxed, suggesting the potential earnings capability of the Company as we continue to grow revenues. We will be subject to normal seasonal and quarter-to-quarter fluctuations in revenue and profitability as we continue to upgrade our sales force, enter new regional markets in the U.S, and invest in product development and enhancements. However, I believe we have made sufficient progress on our strategic objectives to view the recent financial performance of the Company as marking a new level that we believe is generally sustainable moving forward.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota and founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities, planned expenses, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three-and Nine- Months Ended March 31, 2016

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2016	June 30, 2015
	(Unaudited)
Assets
Current Assets
Cash	$4,934,112	$3,598,240
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,310,731	6,518,816
Inventories	2,325,718	2,072,108
Prepaid expenses and other current assets	442,603	397,833
Income tax receivable	180,785	—
Total current assets	15,193,949	12,586,997
Property and equipment, net	3,388,116	3,635,516
Finite-life intangible assets, net	927,931	999,842
Other assets	160,488	182,699
Deferred income taxes	337,000	—
Total assets	$20,007,484	$17,405,054

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$47,632	$48,749
Accounts payable	668,796	538,518
Accrued compensation	1,255,054	700,370
Income tax payable	—	122,657
Warranty reserve	670,000	660,000
Other accrued liabilities	246,761	208,983
Total current liabilities	2,888,243	2,279,277
Long-term debt, less current maturities	1,167,166	1,202,446
Total liabilities	4,055,409	3,481,723

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,187,112 and 8,133,857 issued and outstanding at March 31, 2016 and June 30, 2015, respectively	81,871	81,339
Additional paid-in capital	13,480,253	13,327,320
Retained earnings	2,389,951	514,672
Total shareholders’ equity	15,952,075	13,923,331
Total liabilities and shareholders’ equity	$20,007,484	$17,405,054

Electromed, Inc.

Results for the Three-and Nine- Months Ended March 31, 2016

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2016	2015	2016	2015

Net revenues	$6,035,700	$4,556,977	$17,298,995	$14,209,239
Cost of revenues	1,408,716	1,400,252	3,913,984	4,354,339
Gross profit	4,626,984	3,156,725	13,385,011	9,854,900

Operating expenses
Selling, general and administrative	3,806,885	3,020,849	10,631,539	8,714,746
Research and development	84,410	78,292	183,043	237,201
Total operating expenses	3,891,295	3,099,141	10,814,582	8,951,947
Operating income	735,689	57,584	2,570,429	902,953
Interest expense, net of interest income of $4,978, $371 $8,525 and $2,044, respectively	13,064	20,355	51,150	65,484
Net income before income taxes	722,625	37,229	2,519,279	837,469

Income tax expense	(256,000)	—	(644,000)	—
Net income	$466,625	$37,229	$1,875,279	$837,469

Income per share:
Basic	$.06	$.00	$.23	$.10
Diluted	$.06	$.00	$.23	$.10

Weighted-average common shares outstanding:
Basic	8,133,857	8,114,252	8,133,857	8,114,252
Diluted	8,287,237	8,166,659	8,215,472	8,131,496

Electromed, Inc.

Results for the Three-and Nine- Months Ended March 31, 2016

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$1,875,279	$837,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	458,850	459,223
Amortization of finite-life intangible assets	91,815	97,931
Amortization of debt issuance costs	13,672	14,546
Share-based compensation expense	153,465	78,596
Deferred taxes	(337,000)	—
Loss on disposal of property and equipment and intangibles assets	46,515	233,116
Changes in operating assets and liabilities:
Accounts receivable	(791,915)	98,813
Inventories	(220,417)	(166,368)
Prepaid expenses and other assets	(22,711)	(141,854)
Income tax receivable	(180,785)	—
Accounts payable and accrued liabilities	583,579	319,717
Net cash provided by operating activities	1,670,347	1,831,189

Cash Flows From Investing Activities
Expenditures for property and equipment	(256,806)	(379,609)
Expenditures for finite-life intangible assets	(27,752)	—
Net cash used in investing activities	(284,558)	(379,609)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(36,397)	(34,674)
Payment of deferred financing fees	(13,520)	(14,797)
Net cash used in financing activities	(49,917)	(49,471)
Net increase in cash	1,335,872	1,402,109
Cash
Beginning of period	3,598,240	1,502,702
End of period	$4,934,112	$2,904,811